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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number   33-99320


                                OMI Trust 1997-A
-------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

 c/o PNC Bank, National Association, Corporate Trust Department,
Attention: Judy Wisniewske
___________________________________________________________________________

 1700   Market   Street   ,   Philadelphia,   Pennsylvania  19103 (215)585-8872
____________________________________________________________________________

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 Manufactured Housing Contract Senior/Subordinated Pass-Through Certificates,
____________________________________________________________________________
Series 1997-A Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6,
_______________________________________________________________________________

                             Class B-1 and Class B-2
            (Title of each class of securities covered by this Form)

                                      None
_____________________________________________________________________________
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

 Rule 12g-4(a)(1)(i)  [ ]                     Rule 12h-3(b)(1)(i)  [x]
 Rule 12g-4(a)(1)(ii) [ ]                     Rule 12h-3(b)(1)(ii) [ ]
 Rule 12g-4(a)(2)(i)  [ ]                     Rule 12h-3(b)(2)(i)  [ ]
 Rule 12g-4(a)(2)(ii) [ ]                     Rule 12h-3(b)(2)(ii) [ ]
                                                Rule 15d-6         [x]

Approximate number of holders of record as of the certification or notice date:
         46__________________

         Pursuant to the requirements of the Securities Exchange Act of 1934, OMI TRUST 1997-A has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                            By:  OAKWOOD MORTGAGE INVESTORS, INC.,as depositor

Date: October 21, 1997
By: /s/ DOUGLAS R. MUIR

         Name: Douglas R. Muir

         Title: Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                        OAKWOOD MORTGAGE INVESTORS, INC.
                                OMI Trust 1997-B
                          Manufactured Housing Contract
                  Senior/Subordinated Pass-Through Certificates
                                  Series 1997-B




         I hereby certify that the following information is correct:



                                                           TOTAL CERTIFICATE-
                                                              HOLDERS AS OF
       SECURITY                            CUSIP #          October 1, 1997

    Class A-1                        674135 BY3                    5
    Class A-2                        674135 BZ0                    7
    Class A-3                        674135 CA4                    6
    Class A-4                        674135 CB2                    5
    Class A-5                        674135 CC0                   17
    Class A-6                        674135 CD8                    1
    Class B-1                        674135 CE6                    4
    Class B-2                        674135 CF3                    1

    Total Certificateholders                                      46






Date: October 21, 1997                       Signed: /s/ DOUGLAS R. MUIR

                                             Title: Vice President